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                                 EXHIBIT INDEX


            1.2 First Amendment to Stockholder Rights Agreement dated effective as of March 5, 1997, by and between Allwaste, Inc. and American Stock Transfer & Trust Company, as Rights Agent.

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                                                                     EXHIBIT 1.2

                                FIRST AMENDMENT
                                       TO
                          STOCKHOLDER RIGHTS AGREEMENT


                 This First Amendment to the Stockholder Rights Agreement dated as of August 5, 1996 (the "Rights Agreement"), between Allwaste, Inc., a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company, a New York corporation, as Rights Agent (the "Rights Agent"), is entered into effective as of March 5, 1997.


                                R E C I T A L S:

                 WHEREAS, the Board of Directors has approved a form of Agreement and Plan of Merger (the "Merger Agreement") dated March 5, 1997, among the Company, Philip Environmental Inc. ("Philip"), Taro Aggregates Ltd. and Philip/Atlas Merger Corp. ("Sub"); and

                 WHEREAS, pursuant to Section 3.01(s) of the Merger Agreement, the Company is required to amend the Rights Agreement to accelerate the Final Expiration Date so that each Right (as defined in the Rights Agreement) will expire immediately prior to the Effective Time (as defined therein) of the Merger (as defined therein); and

                 WHEREAS, the Board believes it advisable and in the best interests of the Company to enter into the Merger Agreement and to amend the Rights Agreement as follows:


                               A G R E E M E N T:

                 In consideration of the premises and the mutual agreements herein set forth and in accordance with Section 26 of the Rights Agreement, this First Amendment hereby amends the Rights Agreement as follows:

                 1. Section 7(a) of the Rights Agreement is hereby amended by deleting the Section in its entirety and substituting the following in replacement thereof:

                 (a) The registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and certification of status on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent in New York, New York, together with payment of the Purchase Price for each Preferred Share Fraction as to which the Rights are exercised, at or prior to the earliest of
                          (i) the close of business on August